DATARAM

PRESS RELEASE

Dataram Contact:                  Investor Contact:
Mark Maddocks,                    Joe Zappulla
Chief Financial Officer           Wall Street Investor Relations Corp.
609-799-0071                      212-714-2445
info@dataram.com                  JZappulla@WallStreetIR.com



                       DATARAM RETURNS TO PROFITABILITY

      Company generates first quarter net earnings of 2 cents per share


PRINCETON, N.J. June 18, 2003 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its first quarter ended July 31, 2003. The Company reported net earnings of $171,000 or $.02 per share. This compares to a net loss of $1.8 million or $.21 per share in the first quarter of the prior fiscal year, which included pretax restructuring charges of $740,000.
Revenues for the first quarter were $12.3 million compared to fiscal 2003 first quarter revenues of $14.3 million.

Robert Tarantino, Dataram's chairman and CEO, commented, "We are pleased with our return to profitability in fiscal 2004. We are also encouraged by the sequential growth in revenue we experienced for our network server and
workstation memory.   Fiscal 2003's fourth quarter revenues of  $12.5 million
included revenue for the PC memory market, which we have exited. Excluding this PC memory related revenue, our revenues for network server and workstation memory have grown by approximately $600,000 on a sequential quarterly basis. Additionally, the restructuring we initiated at the end of last fiscal year has reduced our costs in line with our projections."

Mark Maddocks, Dataram's vice president of finance and CFO, added, "Throughout the economic downturn , we succeeded in maintaining positive cash flow from operating activities in the last two fiscal years. Our return to profitability is the result of the cost reductions we implemented in fiscal 2003. While we continue to closely monitor our costs, we believe that business conditions are improving." Mr. Maddocks continued, "Our balance sheet is sound and we remain highly liquid. Our current ratio has increased to 3.7 at July 31, 2003 from
2.5 at the end of fiscal 2003. Additionally, at July 31, 2003, we had an income tax receivable of approximately $3 million, of which approximately $2.5 million has subsequently been received. We expect to receive the balance shortly."

Mr. Tarantino concluded, "During the last two years, we have endured a very weak market in the IT industry. We feel that the worst of the market downturn is behind us and that the changes we have made will allow us to grow profitably. Over the past several weeks, we have seen demand improve and memory prices stabilize and in some instances increase. This and other positive industry developments are signaling a possible improving trend in the memory business."

Dataram will conduct a conference call today at 4:30 p.m. (EDT) today to present its first quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 888-706-4263 and providing the following reservation number: 21158106. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the
Internet through Vcall at www.vcall.com.   A replay of the call will be
available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 36 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP/Compaq, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

                         Financial Tables Follow



                  DATARAM CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share amounts)
                              (Unaudited)

                                           First Quarter Ended July 31,
                                                 2003         2002
Revenues                                   $   12,267   $   14,281
Costs and expenses:
     Cost of sales                              8,818       10,740
     Engineering and development                  333          381
     Selling, general and administrative        2,980        4,537
     Restructuring charges                          0          740
                                           __________   __________
                                               12,131       16,398

Earnings (loss) from operations                   136       (2,117)

Other income (expense), net                        50          (44)
                                           __________   __________

Earnings (loss) before income taxes               186       (2,161)

Income tax provision (benefit)                     15         (338)
                                           __________   __________

Net earnings (loss)                           $   171   $   (1,823)
                                           ==========   ==========

Net earnings (loss) per share:
      Basic                                   $   .02     $   (.21)
                                           ==========   ==========
      Diluted                                 $   .02     $   (.21)
                                           ==========   ==========

Average number of shares outstanding:
     Basic                                      8,497        8,524
                                           ==========   ==========
     Diluted                                    8,617        8,524
                                           ==========   ==========



                     DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)



                                      July 31, 2003         April 30, 2003
                                      _____________         ______________

ASSETS
Current assets:
    Cash and cash equivalents             $   2,068              $   2,500
    Trade receivables, net                    4,850                  6,292
    Income tax receivable                     3,138                  3,138
    Inventories                               2,631                  2,855
    Deferred income taxes                       723                    723
    Other current assets                        347                    111
                                          _________              _________
    Total current assets                     13,757                 15,619

Property and equipment, net                   4,131                  4,564

Other assets                                     46                     24
                                          _________              _________

                                          $  17,934              $  20,207
                                          =========              =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                           2,678                  3,208
   Accrued liabilities                        1,064                  2,978
                                          _________              _________
   Total current liabilities                  3,742                  6,186

Stockholders' equity                         14,192                 14,021
                                          _________              _________
                                         $   17,934             $   20,207
                                          =========              =========